SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

----------

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934


Date of Report:  February 17, 1998
(Date of earliest event reported)


D E E R E   &   C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-4121
(Commission File Number)

36-2382580
(IRS Employer Identification No.)

John Deere Road
Moline, Illinois  61265
(Address of principal executive offices and zip code)

(309)765-8000
(Registrant's telephone number, including area code)

----------------------------------------------
(Former name or former address, if changed since last report.)


Page 1 of 9 pages.
The Exhibit Index appears at Page 4.

















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Item 7.  Financial Statements, Pro Forma Financial Information
         and Exhibits.

         (c)  Exhibits

              (99)  Press release and additional information.



















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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                 DEERE & COMPANY



                                 By:  /s/ Frank S. Cottrell
                                     ----------------------------
                                     Frank S. Cottrell, Secretary


Dated:  February 17, 1998

















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Exhibit Index



                                                  Sequential
Number and Description of Exhibit                 Page Number
---------------------------------                 -----------

(99)  Press release and additional information       Pg. 5




















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                                                   EXHIBIT 99

                                        Curtis G. Linke
(Deere Logo)                            Deere & Company
                                        (309)765-4634

Deere Posts Earnings Gain of 15 Percent; EPS Up 17 Percent
----------------------------------------------------------

For Immediate Release (17 February 1998)

    MOLINE, IL -- Deere & Company today reported record first-quarter net income of $203.3 million, or $.81 per share, for the period ended January 31, an increase of 15 percent compared with $176.7 million, or $.69 per share, in first-quarter 1997. Earnings per share rose by 17 percent due to ongoing share repurchases. Deere has reported record earnings for 18 of the last 19 quarters.

    "Significant revenue growth and continued favorable margins were primary reasons for the strong results," said Hans W.
Becherer, chairman and chief executive officer. "Strong customer response to new products and continuing progress from our quality improvement initiatives is driving our earnings performance, even as spending has increased for growth initiatives and as some global markets have become more challenging."

    Worldwide net sales and revenues rose 19 percent to $2.846 billion for the first quarter, compared with $2.396 billion last year. Net sales to dealers of agricultural, construction, and commercial and consumer equipment were $2.405 billion for the quarter, versus $2.003 billion last year. Export sales from the United States remained robust, totaling $444 million for the quarter, compared with $392 million last year. Overseas sales were approximately equal to last year's first quarter total. Overall, the company's worldwide physical volume of sales increased 22 percent for the quarter.

    Worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had record net income of $166.9 million for the first quarter, compared with $135.4 million last year. Worldwide equipment operating profit increased to $288 million in the first quarter, compared with $237 million a year ago.

 .    Worldwide agricultural equipment operating profit was $206 million for the quarter, compared with $195 million last year, reflecting higher sales and production volumes, partially offset by higher expenses related to the development of new products and markets, higher sales incentive costs, and a less favorable sales mix.


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 .    Worldwide construction equipment operating profit totaled
$64 million for the quarter, in comparison with $38 million last year. The increase reflected higher sales and production volumes and improved operating efficiencies, partially offset by growth expenditures and start-up expenses primarily at the new engine facility in Torreon, Mexico.

 .    Worldwide commercial and consumer equipment operating
profit was $18 million for the quarter compared with $4 million last year. Results benefited from higher sales and production volumes and a more favorable yen exchange rate, partially offset by start-up costs at new facilities and growth expenditures.

    Trade receivables and company inventories are at target levels. Equipment operations assets at January 31, 1998, were
72.6 percent of the last 12 months' net sales, compared with
72.2 percent a year ago.

    Net income of the financial services subsidiaries was $36.0 million for the quarter, compared with $43.3 million last year.

 .    Net income of the credit operations was $32.9 million for
the first quarter of both years. Higher income from a larger average receivable and lease portfolio was offset by higher operating expenses, lower securitization and servicing fee income, and narrower financing spreads.

 .    Net income of the insurance operations was $5.5 million for the quarter compared with $9.0 million last year, primarily due to less favorable underwriting results.

 .    Health care operations incurred a net loss of $2.4 million for the quarter, compared with net income of $1.4 million last year. The loss primarily reflected reduced margins caused by very competitive industry conditions. Compared with last year, these operations are expected to report significantly improved results in the remainder of 1998.

Market Conditions and Outlook

    Worldwide demand for John Deere agricultural equipment remained strong for the quarter as a result of favorable fundamentals in the farm economy and excellent customer response to new products. With regard to the future, worldwide commodity carryover stocks should remain relatively low, while grain and soybean prices, although trending down, are expected to continue at profitable levels. Near-term commodity-price volatility could increase until the full effects of El Nino are known. At the same time, U.S. farm cash receipts are expected to remain near, or slightly below, the high levels of the previous two years. U.S. farmers' balance sheets should remain strong as a result of rising farmland prices and low interest rates. With regard to the Asian economic situation, Deere does not have significant sales to the region, and, according to the U.S. Department of Agriculture, farm exports to Asia are expected to show only a modest decline for the year. However, the Asian financial crisis


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is contributing to global uncertainty, currency realignments and pricing challenges in some parts of the world. Concurrently, worldwide commodity consumption is expected to increase again this year, and overall fundamentals are expected to remain generally favorable for farm equipment sales in 1998.

    Construction equipment demand is expected to remain strong in 1998, sustained by low interest rates, moderate economic growth and low inflation. Housing starts are expected to approximate last year's level, while expenditures on highways and streets are anticipated to grow in connection with the approval of pending federal highway legislation.

    Sales for commercial and consumer equipment are expected to benefit from growing incomes, low interest rates, moderate economic growth, a strong housing market and new-product introductions.

    The credit operations' performance is expected to improve this year as a result of strong demand for John Deere products and favorable economic conditions. The insurance operations will continue to face competitive market conditions, with results expected to fall below last year's levels. Although health-care operations continue to experience margin pressures and a very competitive environment, significant improvement is expected for 1998 over the previous year.

    Based on these conditions, the company's worldwide physical volume of sales is currently projected to increase by approximately 8 percent in 1998 compared with 1997. Second-quarter physical volumes are projected to be 13 percent higher than comparable levels for second-quarter 1997.

    "Overall, the general fundamentals of the company's business remain favorable." Becherer said. "With the commitment of our employees and enthusiastic support of our dealers, we're confident the strong operating performance will continue for the remainder of 1998."

John Deere Capital Corporation

    The following is disclosed on behalf of the company's United
States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

    John Deere Capital Corporation's net income was $30.6 million in the first quarter of 1998 compared with $29.7 million last year. First quarter results reflect higher income from a larger average receivable and lease portfolio, partially offset by higher operating expenses, lower securitization and servicing fee income, and narrower financing spreads. The average balance of receivables and leases financed was 11 percent higher for the quarter compared with a year ago.

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    Net receivables and leases financed by John Deere Capital
Corporation were $6.468 billion at January 31, 1998 compared with $5.788 billion one year ago. The increase resulted from acquisitions exceeding collections, partially offset by retail note sales. Net receivables and leases administered, which include receivables previously securitized and sold, totaled $7.482 billion at January 31, 1998 compared with $6.757 billion at January 31, 1997. Receivable and lease acquisition volumes increased 4 percent during the first quarter compared with last year.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements under the "Market Conditions and Outlook" heading, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction, and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather conditions such as El Nino, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Economic difficulties in Asia could affect North American grain and meat export prospects and could trigger instability in the world's financial markets. The company's outlook is based upon assumptions relating to the factors described above. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission.

# # #



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First Quarter 1998 Press Release
Net sales and revenues:
(millions of dollars except per share amounts)

                                          Three Months Ended
                                               January 31
                                                             %
                                        1998      1997    Change
Net sales:                             ------    ------   ------
  Agricultural equipment               $1,451    $1,273    + 14
  Construction equipment                  578       461    + 25
  Commercial and consumer equipment       376       269    + 40
    Total net sales                     2,405     2,003    + 20
Financial Services revenues               401       354    + 13
Other revenues                             40        39    +  3
  Total net sales and revenues         $2,846    $2,396    + 19

United States and Canada:
  Equipment net sales                  $1,815    $1,415    + 28
  Financial Services revenues             401       354    + 13
    Total                               2,216     1,769    + 25
Overseas net sales                        590       588
Other revenues                             40        39    +  3
  Total net sales and revenues         $2,846    $2,396    + 19

Operating profit:
  Agricultural equipment               $  206    $  195    +  6
  Construction equipment                   64        38    + 68
  Commercial and consumer equipment        18         4    +350
  Equipment Operations*                   288       237    + 22
  Financial Services                       57        68    - 16
    Total operating profit                345       305    + 13
Interest and corporate expenses-net       (24)      (22)   +  9
Income taxes                             (118)     (106)   + 11
  Net income                           $  203    $  177    + 15

Per Share:
  Net income                           $  .81    $  .69    + 17
  Net income - diluted                 $  .81    $  .68    + 19

* Includes overseas operating profit   $   57    $   69    - 17


Selected balance sheet data:             Jan 31  Oct 31  Jan 31
(millions of dollars and shares)          1998    1997    1997
                                         ------  ------  ------
Equipment Operations:
  Trade accounts and notes
    receivable-net                       $3,526  $3,334  $3,017
  Inventories                            $1,464  $1,073  $1,194

Financial Services:
  Financing receivables and leases
financed - net                           $7,165  $6,902  $6,376
  Financing receivables and leases
administered - net                       $8,347  $8,416  $7,512
  Insurance companies' assets            $  991  $  994  $1,066
  Health care companies' assets          $  260  $  233  $  240
Average shares outstanding                249.5   253.7   256.1

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